Exhibit 10.4

BOISE INC.

Restricted Stock Award Agreement

Director

This Restricted Stock Award Agreement (the “Agreement”), is made as of March 16, 2009 (the “Award Date”), by and between Boise Inc. (“Boise”) and                              (“Director” or “you”) pursuant to the Boise Inc. Incentive and Performance Plan (the “Plan”) and pursuant to the following terms:

1.                                       Terms and Conditions; Definitions.  This Award is subject to all the terms and conditions of the Plan.  All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan.

2.                                       Award.  You are awarded                        shares of Boise’s common stock at no cost to you, subject to the restrictions set forth in the Plan and this Agreement.  These restricted shares are the “Award.”  This Award is contingent upon approval of an increase in the number of shares available under the Plan by Boise’s shareholders.  If the increase is not approved, the Award will be reduced pro rata based on the shares available under the Plan and you will be notified of the reduced amount of the Award.

3.                                       Restriction Period.  The Award shall vest on March 15, 2010.  Any shares not vested on or before March 15, 2010, shall be forfeited.

4.                                       Termination of Employment.  If you terminate service as a director before March 15, 2010, your Award will be treated as follows.

4.1                                 If your termination of service is due to your death, disability, failure to be re-elected by shareholders as a director, or resignation upon a Change in Control event or other restructuring of Boise (as determined in the sole discretion of Boise’s board of directors as constituted immediately prior to the Change in Control or restructuring event), the restrictions on all shares will lapse and the Award will vest in full as of the day after the date of your termination of service as a director.

4.2                                 If your termination of service is due to any reason other than those stated in Section 4.1, the restrictions on a pro rata portion of the shares subject to the Award will lapse and that portion of the shares will vest in full as of the day after the date of your termination of service as a director.  The pro rata portion will be calculated based on the number of days of your service as a director from the Award Date through the date of your termination of service as a director, divided by 365 (the number of days in the Award Period).  Any portion of the Award remaining unvested after the pro rata calculation will be forfeited immediately following your termination of service.

5.                                       Transfer Restrictions.

5.1                                 Prior to Vesting.  The shares awarded pursuant to this Agreement cannot be sold, assigned, pledged, hypothecated, transferred, or otherwise encumbered prior to vesting.  Any attempt to transfer your rights in the awarded shares prior to vesting will result in the immediate forfeiture of the awarded shares.

5.2                                 After Vesting.  You agree not to transfer, sell, or otherwise assign your rights in any of the shares which vest pursuant to Section 3 and to continue to hold such shares until the earliest of the following events:  (a) your termination of service as a director due to death, disability, retirement under the Company’s mandatory retirement policy for directors, or failure to be re-elected by shareholders as a director; (b) a Change in Control; or (c) if your termination of service occurs for any reason other than those stated in Section 4.1, the first to occur of (i) your death, (ii) your disability, or (iii) the later of the date of your termination of service or March 15, 2013.  In addition, you agree not to transfer, sell, or otherwise assign your rights in any of the shares which vest pursuant to Section 4.2 and to continue to hold such shares until the earliest of the following events:  (x) your death or disability, (y) a Change in Control; or (z) March 15, 2013.  No transfer restrictions apply to shares which vest pursuant to Section 4.1.

5.3                                 Permitted Transfers.  Notwithstanding Section 5.2, after vesting, you may transfer shares to a family trust or to family members by gift or for estate planning purposes (collectively “Family Dispositions”), provided that any Family Dispositions will continue to be subject to the transfer restrictions in Section 5.2 (each of the foregoing being a “Permitted Transfer”).

6.                                       Rights.  Except as otherwise provided in the Plan and this Agreement, you have all the rights of a shareholder with respect to shares awarded, including the right to vote.  If the vesting calculation results in a fractional number of shares, the number of shares vesting at that time shall be rounded up to the next whole number.  No fractional shares shall be issued.

7.                                       Taxation.  You acknowledge that this award is taxable upon grant.

You must sign this Agreement and return it to Boise’s Compensation Department on or before March 27, 2009, in order for the Award to be effective.  If this Agreement is not received by the Compensation Department on or before March 27, 2009, the Award will be forfeited.  Return your executed Agreement to:  Jeannine Sims, Compensation Department, Boise Paper Holdings, L.L.C., P.O. Box 990050, Boise, ID  83799-0050, or fax your signed form to 208-333-1846.

Boise Inc.	Director

By:	Signature:
Name:	Printed Name:
Title:

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